UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported)               December 8, 2005

INSPIRE PHARMACEUTICALS, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware                                    000-31135                            04-3209022
(State or Other Jurisdiction               (Commission                           (IRS Employer
       of Incorporation)                           File Number)                          Identification No.)

4222 Emperor Boulevard, Suite 200, Durham, North Carolina            27703-8466
(Address of Principal Executive Offices)                                                     (Zip Code)

Registrant's telephone number, including area code          (919) 941-9777

_____________________________________________
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 9, 2005, the Board of Directors of Inspire Pharmaceuticals, Inc. approved the acceleration of vesting of unvested stock options held by directors and employees, including officers, which have an exercise price equal to or greater than $9.42.  As a result of the accelerated vesting, options to purchase approximately 2,100,000 shares of common stock, including 687,096 shares held by executive officers, which otherwise would have vested on a monthly or yearly basis through 2009, will become immediately exercisable. The weighted average exercise price of the options subject to the acceleration is $13.02.

The decision to initiate the acceleration was made primarily to reduce compensation expense that would be expected to be recorded in future periods following the Company's adoption on January 1, 2006 of Statement of Financial Accounting Standards No. 123R, "Share-Based Payment (revised 2004)" ("SFAS 123(R)"). In addition, the Board of Directors considered that because these options had exercise prices well in excess of the current market value, they were not fully achieving their original objectives of incentive compensation and employee retention. As a result of the acceleration, the Company expects to reduce compensation expense, before any applicable tax, by a total of approximately $20 million (approximately $9 million in 2006, $7 million in 2007, $3 million in 2008 and $1 million in 2009). Upon adoption of SFAS 123(R) on January 1, 2006, the Company will recognize compensation expense related to any unvested options as of that date as well as any options granted on or after that date.

On December 8, 2005, the Compensation Committee of the Board of Directors approved the payment of a 2005 cash bonus to Christy L. Shaffer, President and Chief Executive Officer of Inspire, in the amount of $112,320. The bonus will be paid in late January, 2006.

On the same date, the Compensation Committee determined that beginning in 2006, cash bonuses for executive officers will be based on corporate and individual performance as follows: eighty percent (80%) of such bonuses will be based on the achievement of corporate goals and the remaining twenty percent (20%) will be based on the achievement of individual performance goals. In all cases, cash bonuses based on corporate and individual performance for Inspire's executive officers will be measured against the applicable bonus opportunity range for each executive officer. In 2006, the bonus opportunity range for Dr. Shaffer, President and Chief Executive Officer, will be from zero to sixty percent (60%) of her annual base salary, the range for executive officers at the Executive Vice-President level will be from zero to fifty percent (50%) of their respective annual base salaries and the range for executive officers at the Vice-President and Senior Vice-President levels will be from zero to forty percent (40%) of their respective annual base salaries.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Inspire Pharmaceuticals, Inc.

By: /s/ Christy L. Shaffer
Christy L. Shaffer
President and Chief Executive Officer

Dated: December 14, 2005